Exhibit 99.1

July 25, 2013

Mr. Todd Herrick
3970 Peninsula Dr.
Petoskey, MI 49770

Dear Mr. Herrick:

As I indicated in my July 12, 2013 letter to you, at its regularly scheduled Board Meeting on July 22, 2013, the Board considered your suggestion that it call a Special Meeting of Shareholders for the purpose of eliminating the dual class structure of the Tecumseh shares.

During the Board Meeting, we considered the additional time, expense and management distraction which would be required to conduct such a Special Meeting. We also considered, as we have previously announced, the fact that the Company intends to present a proposal to eliminate the dual class structure at its next regularly scheduled Annual Meeting of Shareholders in April of 2014. Indeed, the Company is in the process of preparing the necessary documents to present such a proposal to the Shareholders. Considering the necessary legal and accounting work and the SEC and stock exchange requirements and review, if the Board were to call such a Special Meeting, it could be scheduled, at the earliest, only a few months before the Annual Meeting.

Based upon this review, the Board determined that it would not be in the best interest of Shareholders to incur the additional costs and management time for the sole purpose of accelerating the vote on the change in share structure by such a short time. As always, we appreciate your continuing interest and support of Tecumseh, and we are always interested in your thoughts and ideas on how we can enhance the value of our Shareholders' investment in Tecumseh.

Very truly yours,

/s/ James J. Connor
James J. Connor
President and Chief Executive Officer
On behalf of Tecumseh Products Company's
Board of Directors